As filed with the Securities and Exchange Commission on December 22, 2017

Registration Statement No.  333−

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0464853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd, Suite 1100 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

Catasys, Inc. 2017 Stock Incentive Plan

(Full title of the plan)

Terren S. Peizer

Chief Executive Officer

11601 Wilshire Blvd, Suite 1100

Los Angeles, California 90025

(Name and address of agent for service)

(310) 444-4300

(Telephone number, including area code, of agent for service)

With a copy to:

Mitchell S. Nussbaum, Esq.
Norwood Beveridge, Esq.

Lili Taheri, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
(212) 407-4000 (telephone number)
(212) 407-4990 (facsimile number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a small reporting company.)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share
-- Catasys, Inc. 2017 Stock Incentive Plan	2,333,334	(1)	$7.50	(2)	$17,500,005	$2,178.75
-- Catasys, Inc. 2010 Stock Incentive Plan	243,853	(3)	$3.46	(4)	$843,731.38	$105.04
TOTAL					$18,343,736.38	$2,283.79

(1)

Represents shares of Common Stock issuable pursuant to previously granted, unexercised stock options under the Catasys, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional securities that may be offered or issued pursuant to the adjustment or anti-dilution adjustment provisions of the 2017 Plan.

(2)

Pursuant to Rule 457(h), the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares of Common Stock underlying such options are calculated based on the product of the 2,333,334 shares issuable upon the exercise of outstanding options under the 2017 Plan and the weighted average exercise price of $7.50.

(3)

Pursuant to the terms of the 2017 Plan, a number of shares equal to any shares subject to outstanding awards granted under the Catasys, Inc. 2010 Stock Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after February 24, 2017, or the equivalent of such number of Shares after the administrator of the 2017 Plan, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the 2017 Plan, shall become available for issuance pursuant to awards granted under the 2017 Plan, subject to certain limitations.

(4)

Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares of Common Stock available for such future awards were determined upon the basis of the average of the high price of $3.54 and the low price of $3.37 of the Registrant’s Common Stock, reported on the NASDAQ Capital Market on December 21, 2017, in accordance with Rule 457(c) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed with the SEC by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

1)	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017;

2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 15, 2017, August 15, 2017 and November 14, 2017 respectively;

3)

Our Current Reports on Form 8-K as filed with the SEC on February 1, 2017, March 8, 2017, March 16, 2017, March 21, 2017, April 24, 2017, April 25, 2017, April 28, 2017, May 9, 2017, May 16, 2017 (containing disclosure under Item 5.02 thereof) , May 24, 2017, June 1, 2017, July 17, 2017, August 1, 2017, August 9, 2017, August 23, 2017 and October 30, 2017; and

4)

The description of our Common Stock included under the caption “Description of Capital Stock” in the Prospectus forming a part of Amendment No. 6 to the Company’s Registration Statement on Form S-1, filed with the SEC on April 25, 2017 (File No. 333-216007), including exhibits, and as amended, which description has been incorporated by reference into Item 1 of our Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, on April 21, 2017 (File No. 001-31932), and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Catasys, Inc.
11601 Wilshire Blvd, Suite 1100

Los Angeles, California 90025

(310) 444-4300

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our bylaws provide that we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer or, while serving as one of our directors or officers, is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated or suffered by such person. Our bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the Delaware General Corporation Law, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also maintain directors and officers insurance policies which cover certain liabilities arising out of claims based on acts or omissions of our directors or officers in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of our certificate of incorporation or bylaws.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation and bylaws.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1

Certificate of Incorporation of Catasys, Inc. filed with the Secretary of State of the State of Delaware on September 29, 2003, incorporated by reference to exhibit of the same number of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2003

3.2

Certificate of Amendment to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit of the same number to Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

3.3

Certificate of Amendment, as corrected by the Certificate of Correction, to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit of the same number to Catasys, Inc.’s Registration Statement on Form S-1/A filed with Securities and Exchange Commission on September 9, 2011.

3.4

Certificate of Amendment of the Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2012.

3.5

Certificate of Amendment of the Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2013.

3.6

Certificate of Amendment of the Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2017.

3.7	By-Laws of Catasys, Inc., incorporated by reference to exhibit of the same number of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2003
5.1	Opinion of Loeb & Loeb LLP
10.1

2017 Stock Incentive Plan, incorporated by reference to Exhibit B of Catasys, Inc.’s Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on February 28, 2017.

23.1	Consent of Rose, Snyder & Jacobs LLP
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

ii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 22nd day of December, 2017.

Catasys, Inc.

By: /s/ Terren S. Peizer
Name: Terren S. Peizer
Title: Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Terren S. Peizer and Richard A. Anderson his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terren S. Peizer	Chairman and Chief Executive Officer	December 22, 2017
Terren S. Peizer	(Principal Executive Officer)

/s/ Christopher Shirley	Vice President and Chief Financial Officer	December 22, 2017
Christopher Shirley	(Principal Financial and Accounting Officer)

/s/ Richard A. Anderson	President, Chief Operating Officer and Director	December 22, 2017
Richard A. Anderson

/s/ Richard Berman	Director	December 22, 2017
Richard Berman

/s/ David Smith	Director	December 22, 2017
David Smith

/s/ Steve Gorlin	Director	December 22, 2017
Steve Gorlin

/s/ Richard J. Berman	Director	December 22, 2017
Richard J. Berman

/s/ Marc Cummins	Director	December 22, 2017
Marc Cummins

/s/s Michael Sherman	Director	December 22, 2017
Michael Sherman